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        EXHIBIT 99.(d)(1)

AGREEMENT AND PLAN OF MERGER
Dated as of March 3, 2003
among
KINKO'S, INC.,
KINKO'S WASHINGTON, INC.
and
IMAGEX, INC.

i

INDEX OF DEFINED TERMS

Term	Section
affiliate	9.03
Agreement	Preamble
Appraisal Statute	2.01(d)
Articles of Merger	1.05
business day	9.03
Certificates	2.02(b)
Closing	1.04
Closing Date	1.04
Code	2.01(d)
Company	Preamble
Company Board	1.02(a)
Company Bylaws	3.01
Company Charter	3.01
Company Common Stock	Recitals
Company Disclosure Letter	3.01
Company Employee	6.08
Company Employee Benefit Agreements	3.10(a)
Company Employee Benefit Plans	3.10(a)
Company ERISA Affiliate	3.10(c)
Company Material Adverse Effect	9.03
Company Pension Plans	3.10(a)
Company Preferred Stock	3.02(a)
Company SEC Documents	3.05(a)
Company Stock Option	2.01(e)
Company Stock Plan	2.01(e)
Company Stockholder Approval	3.03(a)
Company Stockholders Meeting	6.01(b)
Company Takeover Proposal	5.02(c)
Confidentiality Agreement	6.02(b)
Consent	3.04(b)
Contract	3.02(a)
Dissent Shares	2.01(d)
Effective Time	1.05
Environmental Laws	3.14
Environmental Liabilities	3.14
ERISA	3.10(a)
ESPP	3.02
Exchange Act	1.02(b)
Exchange Fund	2.02(a)
Expiration Date	1.01(a)
Filed Company SEC Documents	3.07
Fully Diluted Shares	Annex I
GAAP	3.05(a)
Governmental Entity	3.04(b)
Hazardous Materials	3.14
in the ordinary course of business	9.03
Indemnified Liabilities	6.06(a)

Indemnified Parties	6.06(a)
Indemnified Party	6.06(a)
Independent Directors	6.10
Information Statement	1.02(b)
IRS	3.08(e)
Judgment	3.04(a)
Law	3.04(a)
Legacy Warrants	3.01(d)(ii)
Liens	3.04(a)
Material Contracts	3.15
Material Customers	3.23
Merger	Recitals
Merger Consideration	2.01(c)(ii)
Minimum Tender Condition	Annex I
Offer	Recitals
Offer Documents	1.01(b)
Offer Price	Recitals
Option Payment Date	6.04(b)
Outside Date	1.01(a)
Parent	Preamble
Parent Benefit Plans	6.08
Parent Material Adverse Effect	4.04(a)
Paying Agent	2.02(a)
Permits	3.13(b)
person	9.03
Proxy Statement	3.04(b)
Representatives	5.02(a)
Rights Agent	3.02(a)
Schedule 14D-9	1.02(b)
SEC	1.01(a)
Securities Act	3.05(a)
Sub	Preamble
Subsidiary	3.01
Superior Company Proposal	5.02(c)
Surviving Corporation	1.03
Tax Return	3.08(k)
Taxes	3.08(k)
Tender Agreements	Recitals
Termination Fee	6.06(b)
Transactions	1.02(a)
WARN Act	3.11(g)
Warrants	3.02
Washington Law	1.03
401(k) Termination Date	6.11

v

        AGREEMENT AND PLAN OF MERGER dated as of March 3, 2003 (this "Agreement") among KINKO'S, INC., a Delaware corporation ("Parent"), KINKO'S WASHINGTON, INC., a Washington corporation and a direct wholly owned subsidiary of Parent ("Sub"), and IMAGEX, INC., a Washington corporation (the "Company").

        WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement; and

        WHEREAS, in furtherance of such acquisition, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the outstanding shares of Common Stock, par value $.01 per share, of the Company (the "Company Common Stock"), at a price per share of $0.512, net to the seller in cash (such amount, or any greater amount per share paid pursuant to the Offer, the "Offer Price"), without interest thereon, on the terms and subject to the conditions set forth in this Agreement; and

        WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent's entering into this Agreement, each of the Company's directors and officers and certain stockholders of the Company are entering into a Tender and Voting Agreement (collectively, the "Tender Agreements"), dated as of the date hereof, with Parent and Sub, pursuant to which such parties are agreeing, subject to the terms and conditions contained therein, to tender the shares of Company Common Stock held by them in the Offer; and

        WHEREAS, the respective Boards of Directors of Parent and Sub have approved the merger (the "Merger") of Sub into the Company on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of Company Common Stock not owned directly or indirectly by Parent or the Company shall be converted into the right to receive an amount in cash equal to the Offer Price; and

        WHEREAS, the Board of Directors of the Company has approved the Offer and the Merger and adopted this Agreement and resolved to recommend that holders of shares of Company Common Stock tender their shares pursuant to the Offer and approve this Agreement and the Merger;

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

THE OFFER AND THE MERGER

        Section 1.01.    The Offer.

          (a)  Subject to the conditions of this Agreement, no later than ten business days following the date of this Agreement, Sub shall, and Parent shall cause Sub to, commence the Offer within the meaning of the applicable rules and regulations of the Securities and Exchange Commission (the "SEC"); provided, however, that the obligation of Sub to, and of Parent to cause Sub to accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer is subject to the Minimum Tender Condition and the satisfaction or waiver of the other conditions set forth in Annex I. The initial expiration date of the Offer (the "Expiration Date") shall be the 20th business day following the commencement of the Offer (determined pursuant to Rule 14d-2 promulgated by the SEC). Sub expressly reserves the right to modify the terms and conditions of the Offer and to waive any condition set forth in Annex I, except that, without the prior written consent of the Company, Sub shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the price per share of Company Common Stock to be paid pursuant to the Offer, (iii) reduce or modify the Minimum Tender Condition, (iv) modify or add to the conditions set forth in Annex I in any manner adverse to the holders of Company Common Stock (other than Parent and its subsidiaries), (v) except as provided in the next sentence, extend the Offer or (vi) change the form of consideration payable in the Offer. Notwithstanding the foregoing, Sub may, without the consent of the Company, (i) extend the Offer in increments of not more than ten business days each, if at the scheduled Expiration Date of the Offer any of the conditions to Sub's obligation to purchase shares of Company Common Stock are not satisfied, until such time as such conditions are satisfied or waived (but in no event, other than the existence of a Company Takeover Proposal, shall Sub be permitted to extend the Offer beyond the 90th business day after the date of this Agreement (the "Outside Date")), (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer and (iii) make available a subsequent offering period (within the meaning of Rule 14d-11 promulgated by the SEC) beyond the Outside Date, if the number of shares of Company Common Stock that have been validly tendered and not withdrawn represent less than 90% of the issued and outstanding shares of Company Common Stock on a fully-diluted basis. Without limiting the right of Sub to extend the Offer, in the event that the Minimum Tender Condition is not satisfied at the scheduled Expiration Date of the Offer, at the request of the Company, Sub shall, and Parent shall cause Sub to, extend the Expiration Date of the Offer in increments of not more than five business days each until the earliest to occur of (w) the satisfaction of the Minimum Tender Condition, (x) the reasonable determination by Parent that the Minimum Tender Condition is not capable of being satisfied on or prior to the Outside Date, (y) the termination of this Agreement in accordance with its terms and (z) the Outside Date. On the terms and upon the prior satisfaction or waiver of the conditions of the Offer set forth in Annex I, (i) Parent shall provide or cause to be provided to Sub, and deposited with the Paying Agent referred to in Section 2.02 on a timely basis, funds necessary to accept for payment, and to pay for, any Shares tendered pursuant to the Offer and (ii)  Sub shall, and Parent shall cause Sub to, accept for payment and pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer and in any event not later than three business days after such expiration.

          (b)  As soon as practicable on the date of commencement of the Offer, Sub shall, and Parent shall cause Sub to, file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain or incorporate by reference an offer to purchase and a related letter of transmittal and any related documents (such Schedule TO and the documents included or incorporated by reference therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). The Company shall cooperate in the preparation of the Offer Documents, and the Company and its counsel will be given a reasonable opportunity to review and comment on the Offer Documents before they are filed with the SEC. Each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. Parent and Sub shall provide the Company and its counsel with any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall consult with the Company and its counsel prior to responding to any such comments.

        Section 1.02.    Company Actions.

          (a)  The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement and the Tender Agreements (collectively, the "Transactions"). The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board of Directors of the Company (the "Company Board") described in Section 3.03(b)(iv); provided, however, that prior to the consummation of the Offer, the Company Board reserves the right to modify or withdraw such recommendation in a manner adverse to Parent and Sub if (and only if) the Company Board shall have determined in good faith, based on (among other things) the advice of its independent financial advisors and outside counsel, that this Agreement or the Merger is no longer in the best interests of the Company's stockholders and that such modification or withdrawal is, therefore, required in order to satisfy the Company Board's fiduciary duties to the Company's stockholders under applicable Law. The Company has been advised by each of its directors and officers that he intends to tender all shares of Company Common Stock beneficially owned by him to Sub pursuant to the Offer in accordance with the Tender Agreements.

          (b)  As soon as practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, including an Information Statement containing the information required by Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14f-1 promulgated thereunder (the "Information Statement"), with respect to the Offer (such Schedule 14D-9 and Information Statement, as amended or supplemented from time to time, the "Schedule 14D-9") containing the recommendation of the Company Board described in Section 3.03(b)(iv) and shall disseminate the Schedule 14D-9 to the holders of Company Common Stock as and to the extent required by applicable federal securities laws. Each of Parent, Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC. Each of the Company, Parent and Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. The Company shall provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall consult with Parent, Sub and their counsel prior to responding to any such comments.

          (c)  In connection with the Offer, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of

  Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent or Sub may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable Law, until the Effective Time, Parent and Sub shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated in accordance with Section 8.01, shall, upon written request, deliver, and shall use their reasonable efforts to cause their affiliates, agents and advisors to deliver, to the Company all copies of such information then in their possession.

        Section 1.03.    The Merger.

        On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Washington Business Corporation Act (the "Washington Law"), Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (as such, the "Surviving Corporation") and a wholly owned subsidiary of Parent.

        Section 1.04.    Closing.

        Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article VIII, and subject to the satisfaction or waiver of all of the conditions set forth in Section 7.01, the closing (the "Closing") of the Merger shall take place at the offices of Lane Powell Spears Lubersky LLP, 1420 Fifth Avenue, Suite 4100, Seattle, Washington at 10:00 a.m. local time on the second business day following the satisfaction (or, to the extent permitted by Law, waiver) of the conditions set forth in Section 7.01 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or, to the extent permitted by Law, waiver of those conditions), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

        Section 1.05.    Effective Time.

        Prior to the Closing, the Company shall prepare, and on the Closing Date the Company shall file with the Secretary of State of the State of Washington, articles of merger (the "Articles of Merger") executed in accordance with the relevant provisions of the Washington Law and shall make all other filings or recordings required under the Washington Law. The Merger shall become effective at such time as the Articles of Merger are duly filed with such Secretary of State or at such other time as Parent and the Company shall agree and specify in the Articles of Merger (the time the Merger becomes effective being the "Effective Time").

        Section 1.06.    Effects.

        The Merger shall have the effects set forth in the applicable sections of the Washington Law.

        Section 1.07.    Articles of Incorporation and Bylaws.

          (a)  The Articles of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time to change the corporate name set forth therein to "ImageX, Inc." and, as so amended, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable Law.

          (b)  The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and the provisions of the Articles of Incorporation of the Surviving Corporation and applicable Law.

        Section 1.08.    Directors.

        The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        Section 1.09.    Officers.

        The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

        Section 2.01.    Effect on Capital Stock.

        At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

          (a)    Capital Stock of Sub.    Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

          (b)    Cancellation of Parent-Owned Stock.    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent or Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

          (c)    Conversion of Company Common Stock.

              (i)  Subject to Sections 2.01(b) and 2.01(f), each issued and outstanding share of Company Common Stock shall be converted into the right to receive an amount in cash equal to the Offer Price, without interest, less any required withholding taxes, upon surrender and exchange of the Certificate representing such share.

            (ii)  The cash payable upon the conversion of a share of Company Common Stock pursuant to this Section 2.01(c) is referred to as the "Merger Consideration." As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, less any required withholding taxes, upon surrender of such Certificate in accordance with Section 2.02.

          (d)    Cancellation of Company Stock Options and Warrants.

              (i)  Each Company Stock Option that is unexercised and outstanding immediately prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer will, by virtue of the acceptance for payment of shares of Company Common Stock pursuant to the Offer and without any action on the part of the holder thereof, fully vest, be canceled, and represent only the right to receive an amount in cash equal to the excess, if any, of the Merger Consideration less the exercise price per share of Company Common Stock purchasable pursuant to such Company Stock Option immediately prior to its cancellation, less any amounts as are required to be deducted and withheld under the Internal Revenue Code of 1986, as amended (the "Code") or any provision of state, local or foreign tax law in connection with such payment (such net amount, the "Option Spread Payment"), and all other rights of a holder associated with the Company Stock Options shall be terminated and canceled.

            (ii)  Except as otherwise provided in this Section 2.01(d)(ii), each Warrant outstanding immediately prior to the Merger or the acceptance for payment of shares of Company Common Stock pursuant to the Offer, as the case may be, will, by virtue of the Merger or the acceptance of and payment for shares of Company Common Stock pursuant to the Offer and without any action on the part of the holder thereof, be canceled, with the holder becoming entitled to receive an amount of cash in respect of such Warrant equal to the product of (A) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per share of Company Common Stock subject to such Warrant and (B) the number of shares of Company Common Stock subject to such Warrant immediately prior to its cancellation (such amount, the "Warrant Spread Payment"), and all other rights of a holder associated with the Warrants shall be terminated and canceled. Notwithstanding the foregoing, each of the Warrants identified on Section 2.01(d)(ii)  of the Company Disclosure Letter (as defined below) (the "Legacy Warrants") will, by virtue of the Merger and without any action on the part of the holder thereof, represent the right to purchase the product of (A) the Merger Consideration and (B) the number of shares of Company Common Stock subject to such Legacy Warrant immediately prior to the Merger in exchange for the product of (x) the exercise price per share of Company Common Stock subject to such Legacy Warrant and (y) the number of shares of Company Common Stock subject to such Legacy Warrant immediately prior to the Merger.

          (e)  In this Agreement:

            "Company Stock Option" means any option to purchase Company Common Stock granted under any Company Stock Plan.

            "Company Stock Plan" means the Company's Amended and Restated 1996 Stock Incentive Compensation Plan.

          (f)    Appraisal Rights.    Notwithstanding anything in this Agreement to the contrary, shares ("Dissent Shares") of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to dissent from and properly dissents from this Agreement pursuant to, and who complies in all respects with, Chapter 13 of the Washington Law, in each case to the extent applicable (the "Appraisal Statute"), shall not be converted into a right to receive the Merger Consideration as provided in Section 2.01(c), but rather the holders of Dissent Shares shall be entitled to the right to receive payment of the appraised value of such Dissent Shares in accordance with the Appraisal Statute; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of the appraised value under the Appraisal Statute, then the right of such holder to be paid the appraised value of such holder's Dissent Shares shall cease and such Dissent Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration, without interest, as provided in Section 2.01(c). The Company shall give prompt notice to Parent of any objections or demands received by the Company for appraisal of Company Common Stock pursuant to the Appraisal Statute, and Parent shall have the right to direct all negotiations and proceedings with respect to such objections or demands. Neither the Company nor the Surviving Corporation shall, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such objections or demands, or agree to do any of the foregoing.

        Section 2.02.    Exchange of Certificates.

          (a)    Paying Agent.    Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as paying agent (the "Paying Agent") for the holder of Shares in connection with the Offer and the Merger and to receive in trust the funds to which the holders of shares shall become entitled upon surrender of Certificates. Parent or Sub, shall deposit, or cause to be deposited, with the Paying Agent on a timely basis, as and when needed, the aggregate purchase price for Shares accepted for purchase pursuant to the Offer and, upon approval of the Merger, shall deposit or cause to be deposited with the Paying Agent, on a timely basis, as and when needed, cash necessary to pay for the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to Section 2.01(c) (such cash being hereinafter referred to as the "Exchange Fund"). The expenses of the Paying Agent shall not be paid from the Exchange Fund, but shall be paid directly by the Surviving Corporation.

          (b)    Exchange Procedure.    As soon as reasonably practicable after the Effective Time, but in any event not later than three business days from the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the product (rounded to the nearest whole cent) of (A) the number of shares of Company Common Stock theretofore represented by such Certificate and (B) the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

          (c)    No Further Ownership Rights in Company Common Stock; Transfer Books.    The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

          (d)    Termination of Exchange Fund.    Any portion of the Exchange Fund (including any interest or other income received by the Paying Agent in respect thereof that has not previously been distributed pursuant to Section 2.02(f)) that remains undistributed to the holders of Company Common Stock for 180 days after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of such holder's claim for the Merger Consideration.

          (e)    No Liability.    None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any payments or distributions payable from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

          (f)    Investment of Exchange Fund.    The Paying Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall be payable to the Surviving Corporation on demand.

          (g)    Withholding Rights.    Parent, Sub or the Surviving Corporation shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement, whether the Offer Price or the Merger Consideration, such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld by Parent, Sub or the Surviving Corporation, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, Sub or the Surviving Corporation.

          (h)    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation for any such Certificates representing more than 5,000 shares of Company Common Stock, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent and Sub as follows:

        Section 3.01.    Organization, Standing and Power.

        Each of the Company and the Company's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has full corporate power and authority and all governmental consents and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted. Each of the Company and the Company's Subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary, except where the failure to so qualify, individually or in the aggregate could not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to Parent true, correct and complete copies of the Restated Articles of Incorporation of the Company, as amended to the date of this Agreement (as so amended, the "Company Charter"), and the Bylaws of the Company, as amended to the date of this Agreement (as so amended, the "Company Bylaws"). The Company Charter and the Company Bylaws are in full force and effect. The Company is not in violation of any provision of the Company Charter or the Company Bylaws. All Subsidiaries of the Company and their respective jurisdictions of incorporation are identified in Section 3.01 of the letter dated as of the date of this Agreement from the Company to Parent and Sub (the "Company Disclosure Letter").

        For purposes of this Agreement, a "Subsidiary" of any person means any other person of which (i) such person or any subsidiary thereof is a general partner, (ii) such person and/or one or more of its subsidiaries holds voting power to elect a majority of the board of directors or others performing similar functions or (iii) such person, directly or indirectly, owns or controls more than 50% of the equity interests of such other person.

        Section 3.02.    Capital Structure.

          (a)    The authorized capital stock of the Company consists of 70,000,000 shares of Company Common Stock and 30,000,000 shares of preferred stock, par value $.01 per share, of the Company ("Company Preferred Stock"). At the close of business on February 28, 2003, (i) 31,211,967 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding, (ii) 3,570,121 shares of Company Common Stock were subject to issuance upon exercise of outstanding Company Stock Options under the Company Stock Plan at a weighted average exercise price of $2.28 per share, (iii) 1,928,693 shares of Company Common Stock were subject to issuance upon exercise of outstanding warrants at a weighted average exercise price of $3.14 per share (the "Warrants"), and (iv) 3,107,537 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plan. In addition, as of February 28, 2003, the aggregate amount of payroll deductions held by the Company for purposes of purchasing Company Common Stock during the current Purchase Period (as defined in the Company's 1999 Employee Stock Purchase Plan (the "ESPP")) under the ESPP was $3,564.32. Except as set forth above, at the close of business on the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Section 3.02 of the Company Disclosure Letter sets forth the number of shares of Company Common Stock subject to issuance upon the exercise of, and the per share exercise price with respect to, all outstanding Company Stock Options. The per share exercise price of all outstanding Warrants is greater than $0.512. All outstanding shares of Company capital stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Washington Law, the Company Charter, the Company Bylaws or any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a "Contract") to which the Company is a party or otherwise bound. All outstanding shares of capital stock of the Subsidiaries of the Company are owned by the Company or a direct or indirect wholly owned Subsidiary of the Company, free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as set forth above, as of the date of this Agreement, there are not any options, warrants, calls, rights, convertible or exchangeable securities, units, commitments, Contracts, arrangements or undertakings to which the Company or a Subsidiary of the Company is a party or by which the Company or a Subsidiary of the Company is bound (x) obligating the Company or a Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or a Subsidiary of the Company or (y) obligating the Company or a Subsidiary of the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, commitment, Contract, arrangement or undertaking. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or a Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or a Subsidiary of the Company. Except as contemplated in connection with the execution of this Agreement, there are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or a Subsidiary of the Company is a party or to which it is bound relating to the holding, voting or disposition of any shares of capital stock of the Company or a Subsidiary of the Company.

          (b)    Pursuant to the terms of the Company Stock Plan and without any action on the part of Parent, Sub or the Company, each Company Stock Option outstanding immediately prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer shall be canceled as described in Section 6.04, with the holder thereof becoming entitled to receive the amount of cash referred to in Section 6.04. Pursuant to the terms of the Warrants (other than the Legacy Warrants) and without any action on the part of Parent, Sub or the Company, each Warrant (other than the Legacy Warrants) outstanding immediately prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer shall be canceled in accordance with Section 6.04 with the holder thereof becoming entitled to receive the amount of cash referred to in Section 6.04. Each Legacy Warrant outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Company or the holder thereof, be treated as described in Section 2.01(d)(ii). No consents of the holders of the Company Stock Options or Warrants (including the Legacy Warrants) are necessary to effect the foregoing. The Company Board or a committee administering the Company Stock Plans has the power and authority to cause (i) the Company Stock Plans to terminate as of the Effective Time and (ii) the provisions in any other Company Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company to be deleted as of the Effective Time. Following the Effective Time, no holder of a Company Stock Option or any participant in the Company Stock Plans or other Company Benefit Plan will have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation. The Company Board also has the power and authority to terminate the ESPP and to set a new Purchase Date in accordance with Section 6.05.

        Section 3.03.    Authority; Execution and Delivery; Enforceability.

          (a)    The Company has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate and stockholder action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval required by applicable Law. The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against the Company in accordance with its terms, except as that enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditor's rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity). Subject to the applicability of RCW 23B.11.040 of the Washington Law and subject to the approval of the Merger and adoption of this Agreement by a majority of the Company's directors (which approval and adoption has been received), the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "Company Stockholder Approval") is the only vote of any class or series of the Company's capital stock required to approve the Merger and approve and adopt this Agreement.

          (b)    The Company Board has duly adopted resolutions, in each case by a unanimous vote of all members of the Company Board, (i) adopting this Agreement and approving the Merger, (ii) declaring the advisability of this Agreement, the Offer, the Merger and the other Transactions in accordance with the applicable provisions of the Washington Law, (iii) determining that the terms of the Offer, the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders and (iv) recommending that the holders of Company Common Stock accept the Offer, tender their shares of Company Common Stock pursuant to the Offer and, if approval is required by applicable Law, approve and adopt this Agreement and the Merger. Such resolutions are sufficient to render inapplicable to Parent and Sub, and this Agreement, the Tender Agreements, the Offer, the Merger and the other Transactions the provisions of Section 19.040 of the Washington Law. No other state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Tender Agreements, the Offer, the Merger or any other Transaction.

        Section 3.04.    No Conflicts; Consents.

          (a)    Except as set forth in Section 3.04(a) of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms of this Agreement will not, (i) conflict with or result in any violation of any provision of the Company Charter or the Company Bylaws, (ii) subject to the filings and other matters referred to in Section 3.04(b), conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any pledge, lien, charge, mortgage, encumbrance or security interest of any kind or nature whatsoever (collectively, "Liens") upon any of the properties or assets of the Company under, or require the consent of any person under, any provision of any Contract to which the Company is a party or by which any of its properties or assets is bound or affected or (iii) subject to the filings and other matters referred to in Section 3.04(b), conflict with or result in any violation of any domestic or foreign judgment, verdict, jury award, injunction, order or decree ("Judgment") or domestic or foreign statute, law (including common law), ordinance, rule or regulation ("Law") applicable to the Company or its properties or assets, except in the case of clauses (ii) and (iii) above, for such matters as, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

          (b)    No consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, or notice to, or Permit from, any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) the filing with the SEC of (A) the Schedule 14D-9, (B) a proxy or information statement relating to the Company Stockholder Approval (the "Proxy Statement"), if such approval is required by applicable Law, and (C) such reports under Section 13 of the Exchange Act, as may be required in connection with this Agreement, the Offer, the Merger and the other Transactions, (ii) the filing of the Articles of Merger with the Secretary of State of the State of Washington and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iii) such filings as may be required in connection with the Taxes described in Section 6.09, (iv) filings under state securities Laws, (v) such filings and approvals as may be required by any foreign premerger notification, securities, corporate or other Law and (vi) such other items as, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

        Section 3.05.    SEC Documents; Undisclosed Liabilities.

          (a)  The Company has timely filed all reports, schedules, forms, statements and other documents with the SEC required to be filed by it after December 31, 1999 (such reports, schedules, forms, statements and other documents, together with amendments and supplements to such filings being hereinafter referred to as the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents, as of such dates, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may otherwise be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

          (b)  Except as set forth in the most recent financial statements included in the Filed Company SEC Documents, the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected in such financial statements, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation (including any claims, whether or not asserted, for royalty payments), that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

        Section 3.06.    Information Supplied.

        Subject to Parent's and Sub's fulfillment of their obligations with respect thereto, the Schedule 14D-9 and the Proxy Statement will contain (or will be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable Law and will conform in all material respects with the requirements of the Exchange Act and any other applicable Law; and neither the Schedule 14D-9 nor the Proxy Statement (or any amendment or supplement thereto) will, at the respective times they are filed with the SEC or published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or, in the case of the Proxy Statement, will, at the time of the Company Stockholders Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which shall have become false or misleading in any material respect. Notwithstanding the foregoing, no representation or warranty is hereby made by the Company with respect to any information supplied by Parent or Sub in writing for inclusion in the Schedule 14D-9 or the Proxy Statement. None of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in, or which may be deemed to be incorporated by reference in, any of the Offer Documents will, at the respective times the Offer Documents are filed with the SEC or published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, or with respect to any information supplied by the Company in writing for inclusion in any of the Offer Documents, shall occur which is required to be described in an amendment of, or a supplement to, any of the Offer Documents, the Company shall so describe the event to Parent.

        Section 3.07.    Absence of Certain Changes or Events.

        Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents") or in Section 3.07 of the Company Disclosure Letter, since December 31, 2001, the Company has conducted its business only in the ordinary course of business, and there has not been:

          (a)  any event, change, occurrence, effect or development that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect;

          (b)  any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock, property or otherwise) with respect to any Company capital stock or any repurchase, redemption or other acquisition by the Company or any Subsidiary of the Company of any capital stock or other equity securities of, or other ownership interests in, the Company or any Subsidiary of the Company;

          (c)  any split, combination or reclassification of any Company capital stock or any issuance of or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of Company capital stock;

          (d)  (i) any grant by the Company or any Subsidiary of the Company to any director, officer or employee of the Company or any Subsidiary of the Company of any increase in compensation, bonus or other benefits, except, with respect to employees that are not officers and directors of the Company or any of its Subsidiaries, normal increases in the ordinary course of business or in connection with the hiring or promotion of any such employee, (ii) any grant by the Company or any Subsidiary of the Company to any such director, officer or employee of any increase in severance, change of control or termination pay benefits, or (iii) any entry by the Company or any Subsidiary of the Company into, or any amendment of, any employment, consulting, deferred compensation, indemnification, severance, change of control or termination agreement or arrangement with any such director, officer or employee, except, with respect to employees that are not officers or directors of the Company, in the ordinary course of business;

          (e)  any material change in accounting methods, principles or practices by the Company or any Subsidiary of the Company, except for such changes as may have been required by applicable Law or GAAP;

          (f)    any (i) material elections with respect to Taxes by the Company or any Subsidiary of the Company, (ii) settlement or compromise by the Company or any Subsidiary of the Company of any material Tax liability or refund or (iii) assessment of a material Tax against the Company or any Subsidiary of the Company by any Governmental Entity;

          (g)  any amendment of any term of any outstanding security of the Company or any Subsidiary of the Company that would materially increase the obligations of the Company or any Subsidiary of the Company under such security;

          (h)  any incurrence, assumption or guarantee by the Company or any Subsidiary of the Company of any indebtedness for borrowed money, other than in the ordinary course of business;

          (i)    any creation or assumption by the Company or any Subsidiary of the Company of any Lien on any asset of the Company or any Subsidiary of the Company, other than in the ordinary course of business;

          (j)    any making of any loan, advance or capital contribution to or investment in any person by the Company or any Subsidiary of the Company other than (i) in connection with any acquisition or capital expenditure permitted by Section 5.01, or (ii) loans or advances to employees of the Company or any Subsidiary of the Company made in the ordinary course of business;

          (k)  (i) any acquisition by the Company or any Subsidiary of the Company by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or any acquisition by the Company or any Subsidiary of the Company of any assets (other than inventory) that are material to the Company, (ii) any sale, lease, license, encumbrance or other disposition of material assets of the Company or any Subsidiary of the Company, other than sales of products to customers in the ordinary course of business, (iii) any incurrence of capital expenditures by the Company or any Subsidiary of the Company other than in the ordinary course of business, or (iv) any modification, amendment, assignment, termination or relinquishment by the Company or any Subsidiary of the Company of any Contract, license or other right that, individually or in the aggregate with all such modifications, amendments, assignments, terminations and relinquishments, could reasonably be expected to have a Company Material Adverse Effect;

          (l)    any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company or any Subsidiary of the Company that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect;

          (m)  any entry by the Company or any Subsidiary of the Company into any commitment or transaction material to the Company (other than commitments or transactions entered into in the ordinary course of business);

          (n)  as of the date hereof, any revaluation by the Company or any Subsidiary of the Company of any of its material assets, including but not limited to writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

          (o)  any agreement, commitment or undertaking to take any action referred to in Sections 3.07(a) through 3.07(n).

        Section 3.08.    Taxes.

          (a)  Each of the Company, each of its Subsidiaries and any affiliated, consolidated, combined, unitary or similar group of which the Company or any of its Subsidiaries is or was a member has (i) duly filed on a timely basis (taking into account any extensions) all Tax Returns (as hereinafter defined) required to be filed or sent by or with respect to it other than Tax Returns that would report immaterial Tax liability and as to which the failure to file would not itself give rise to material Tax liability or penalty, and all such Tax Returns are complete and accurate in all material respects, (ii) duly paid or deposited on a timely basis all material Taxes (as hereinafter defined) that are shown to be due and payable on or with respect to such Tax Returns, and all material Taxes that are otherwise due and payable (except for audit adjustments not material in the aggregate or to the extent that liability therefor is reserved for in the Company's most recent audited financial statements) for which the Company or any of its Subsidiaries may be liable, (iii) established reserves that are adequate for the payment of all material Taxes not yet due and payable with respect to the results of operations of the Company and its Subsidiaries through the date hereof, and (iv) complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment and withholding of material Taxes that are required to be withheld from payments to employees, independent contractors, creditors, shareholders or any other third party and has in all material respects timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over;

          (b)  Except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any examination by any applicable taxing authority have been paid, fully settled or adequately provided for in the Company's most recent audited financial statements. No audits or other administrative proceedings or court proceedings are presently pending, or to the knowledge of the Company, threatened, with regard to any Taxes for which the Company or any of its Subsidiaries would be liable in an amount reasonably expected to exceed $20,000, and no material deficiency (to the extent remaining unsatisfied) for any Taxes has been proposed, asserted or assessed (whether by examination report or prior to completion of examination by means of notices of proposed adjustment or other similar requests or notices) pursuant to such examination against the Company or any of its Subsidiaries by any taxing authority with respect to any period;

          (c)  Except as set forth in Schedule 3.08 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to an agreement that provides for the payment of any amount that would constitute a "parachute payment" within the meaning of Section 280G of the Code or that would constitute compensation whose deductibility is limited under Section 162(m) of the Code;

          (d)  No material reassessments (for property or ad valorem Tax purposes) of any assets or any property owned or leased by the Company or any of its Subsidiaries have been proposed in written form;

          (e)  Neither the Company nor any of its Subsidiaries has agreed to make any adjustment pursuant to section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has any application pending with any taxing authority requesting permission for any changes in any accounting method of the Company or any of its Subsidiaries. To the knowledge of the Company, neither the Internal Revenue Service ("IRS") nor any other taxing authority has proposed in writing, and neither the Company nor any of its Subsidiaries is otherwise required to make, any such adjustment or change in accounting method;

          (f)    Neither the Company nor any member of its affiliated group that joins in the consolidated federal income tax return (i) has been a member of any other affiliated group that filed a consolidated federal income tax return or (ii) has assumed, or agreed to indemnify against, the liability for Taxes of any person other than a person that is a present or former member (or predecessor of such a member in the case of the acquisition of such predecessor by such member) of the affiliated group of which the Company is the common parent;

          (g)  No assets of any Subsidiaries which are "foreign corporations" within the meaning of the Code are, or have at any time within the past five years been, located within the United States or utilized in connection with the conduct of a United States trade or business within the meaning of Section 864 of the Code;

          (h)  No closing agreement or agreements pursuant to Section 7121 of the Code or any similar provision of any state, local or foreign law has been entered into by or with respect to the Company or any Subsidiary which requires the Company or any Subsidiary to include any item of income in, or exclude any item of deduction from, any Tax Return which is due after the Effective Time;

          (i)    There are no requests for rulings, outstanding subpoenas or unsatisfied written requests from any taxing authority for information with respect to Taxes of the Company or any Subsidiary;

          (j)    There are no outstanding agreements or waivers that would extend the statutory period in which a taxing authority may assess or collect a Tax against the Company or any Subsidiary;

          (k)  None of the Subsidiaries currently has, or will have as of the Effective Time, any overall foreign loss accounts or separate limitation loss accounts within the meaning of Section 904 of the Code and the Treasury Regulations thereunder;

          (l)    Except as set forth in Section 3.08(l) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has requested or been granted any extension of the time for filing any Tax Return required to be filed by the Company (with respect to the Company or its Subsidiaries) to a date later than the Effective Time; and

          (m)  All monies that the Company and its Subsidiaries are required by law to withhold in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been withheld and either timely paid to the proper Tax authority or set aside in accounts for such purposes and accrued on the books of the Company or any of its Subsidiaries, as applicable.

        For purposes of this Agreement, "Tax" (and, with correlative meaning, "Taxes") means any U.S. federal, state, local or foreign net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, production, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and/or any penalty, addition to tax or additional amount imposed by any taxing authority.

        "Tax Return" (and with correlative meaning, "Tax Returns") means all returns, declarations, reports, estimates, information returns and statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereto.

        Section 3.09.    No Undisclosed Material Liabilities.

        Except as disclosed in the Filed Company SEC Documents or as set forth in Section 3.09 of the Company Disclosure Letter, as of the date hereof, there are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect, other than liabilities: (i) adequately provided for on the balance sheet of the

Company dated as of December 31, 2002 (including the notes thereto), a true, correct and complete copy of which has previously been delivered to Parent; (ii) incurred in the ordinary course of the Company's business since December 31, 2002, which do not exceed $20,000 in the aggregate; and (iii) related to this Agreement or the transactions contemplated thereby.

        Section 3.10.    Pension and Benefit Plans; ERISA.

          (a)  Schedule 3.10(a) of the Company Disclosure Letter contains a true and complete list of each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (hereinafter a "Company Pension Plan"), "employee welfare benefit plan" (as defined in Section 3(l) of ERISA), stock option, stock purchase, restricted stock, phantom stock or other equity-based incentive plan, deferred compensation plan or arrangement, and other employee fringe benefit plan or arrangement maintained, contributed to or required to be maintained or contributed to by the Company, any of its Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each a "Company ERISA Affiliate") for the benefit of any present or former officers, employees, directors or independent contractors of the Company or any the Company ERISA Affiliate (all the foregoing being herein referred collectively as "Company Employee Benefit Plans"). The Company has made available to Parent true, complete and correct copies of (1) each of the Company Employee Benefit Plans and amendments thereto, (2) the three most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each of the Company Employee Benefit Plans (if any such report was required by applicable law), (3) the most recent summary plan description and any summaries of material modification for each of the Company Employee Benefit Plans for which such a summary plan description is required by applicable law and (4) each trust agreement and insurance or annuity contract relating to the Company Employee Benefit Plans.

          (b)  To the knowledge of the Company, each Company Employee Benefit Plan has been administered in all material respects in accordance with its terms. To the knowledge of the Company, the Company, the Company ERISA Affiliates and all Company Employee Benefit Plans are in compliance with the applicable provisions of ERISA and the Code. Except as disclosed in Section 3.10(b) of the Company Disclosure Letter, all reports, returns, notices and similar documents with respect to the Company Employee Benefit Plans required to be filed with any governmental agency or distributed to any Company Employee Benefit Plan participant have been duly, timely and accurately filed or distributed. Except as disclosed in Section 3.10(b) of the Company Disclosure Letter, there are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of Company Employee Benefit Plans), suits or proceedings against or involving any of the Company Employee Benefit Plans or asserting any rights or claims to benefits under any of the Company Employee Benefits Plans that could give rise to any material liability (other than for benefits payable under the terms of the Company Benefit Plans), and there are not any facts to the Company's knowledge that could give rise to any material liability of the Company in the event of any such investigation, claim, suit or proceeding. No prohibited transactions (as defined in ERISA Section 406 or Code Section 4975) and no violations of ERISA Section 407 for which an applicable statutory or administrative exemption does not exist and for which the Company or any Company ERISA Affiliate could be subject to any liability have occurred with respect to any Company Employee Benefit Plans.

          (c)  Except as disclosed in Section 3.10(c) of the Company Disclosure Letter, none of the Company Pension Plans is subject to Title IV of ERISA and neither the Company nor any Company ERISA affiliate has maintained or been required to contribute to a plan that is subject to Title IV of ERISA during the past six years.

          (d)  Except as disclosed in Section 3.10(d) of the Company Disclosure Letter, each Company Pension Plan intended to be qualified has been the subject of a determination letter from the Internal Revenue Service to the effect that such Company Pension Plan is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination letter has been revoked, and, to the knowledge of the Company, revocation has not been threatened; and such Company Pension Plan has not been amended since the effective date of its most recent determination letter in any respect that might adversely affect its qualification or materially increase its cost.

          (e)  Except as disclosed on Section 3.10(e) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee or group of employees of the Company or any of its Subsidiaries; (ii) increase any benefits otherwise payable under any Company Employee Benefit Plan or Company Pension Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits. Except as disclosed on Section 3.10(e) of the Company Disclosure Letter or in the Filed Company SEC Documents, there are no severance agreements or employment agreements between the Company or any of its Subsidiaries and any employee of the Company or such Subsidiary. True and correct copies of all such severance agreements and employment agreements have been made available to Parent. Except as set forth on Section 3.10(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any consulting agreement or arrangement with any natural person involving compensation in excess of $50,000, except as are terminable upon one month's notice or less.

          (f)    Except as disclosed on Section 3.10(f) of the Company Disclosure Letter, no stock or other security issued by the Company or any of its subsidiaries forms or has formed a material part of the assets of any Company Employee Benefit Plan or Company Pension Plan.

          (g)  The Company has no Employee Benefit Plan that is not subject to United States law.

          (h)  No Company Employee Benefit Plan provides, nor does the Company, or any Company ERISA Affiliate have an obligation to provide, medical, life or other welfare benefits (whether or not insured) with respect to current or former employees after retirement or other termination of service, other than as required pursuant to Section 4980B of the Code.

        Section 3.11    Labor Matters.    Except as set forth on Section 3.11 of the Company Disclosure Letter or in the Filed Company SEC Documents:

          (a)  Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any labor union or organization, and to the Company's knowledge currently there is no union that claims to represent employees of the Company or any of its Subsidiaries, nor does the Company or any of its Subsidiaries know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees;

          (b)  There is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against the Company or any of its Subsidiaries pending, or, to the knowledge or the Company or any of its Subsidiaries, threatened, that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect;

          (c)  There is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against the Company or any of its Subsidiaries pending, or, to the knowledge of the Company, threatened, that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect;

          (d)  There is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of the Company, threatened, against or involving the Company or any of its Subsidiaries that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect;

          (e)  The Company and each of its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for non-compliance that, individually or in the aggregate, does not have and could not reasonably be expected to have a Company Material Adverse Effect; and

          (f)    As of the date hereof, there is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of the Company, threatened, in respect to which any current or former director, officer, employee or agent of the Company or any of its Subsidiaries is or may be entitled to claim indemnification from the Company or any of its Subsidiaries pursuant to the Company Charter or Company Bylaws or any provision of the comparable charter or organizational documents of any of its Subsidiaries, as provided in any indemnification agreement to which the Company or any Subsidiary of the Company is a party or pursuant to applicable Law that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect.

          (g)  The Company and its Subsidiaries are in compliance with their obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act"). Except as set forth in Section 3.11(g) of the Company Disclosure Letter, the Company and its Subsidiaries have not effectuated a "mass layoff" or "plant closing" (as defined under the WARN Act) affecting in whole or in part any site of employment, facility, operating unit or employees of the Company or any Subsidiary of the Company.

        Section 3.12.    Litigation.

        There is no suit, action, proceeding or investigation pending against, or to the knowledge of the Company threatened against or affecting, the Company or any Subsidiary of the Company or any of their respective properties or any Company Employee Benefit Plan before any arbitrator, court or other Governmental Entity (and the Company is not aware of any basis for any such suit, action, proceeding or investigation) that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened, seeking to prevent, hinder, modify or challenge the transactions contemplated by this Agreement. Neither the Company nor any Subsidiary of the Company is subject to any outstanding Judgment against the Company or any Subsidiary of the Company or naming the Company or any Subsidiary of the Company as a party that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

        Section 3.13.    Compliance with Applicable Laws.

          (a)  Except as disclosed in the Filed Company SEC Documents, the Company and its Subsidiaries, and their operations are being conducted in compliance with all applicable Laws, except for such failures to comply as, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in the Filed Company SEC Documents, neither the Company nor any Subsidiary of the Company has received any written notice: (i) of any administrative, civil or criminal investigation or audit (other than Tax audits) by any Governmental Entity relating to the Company or any Subsidiary of the Company or (ii) during the past two years, from any Governmental Entity alleging that the Company or any Subsidiary of the Company is not in compliance in any material respect with any applicable Law.

          (b)  The Company and its Subsidiaries have in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of or with all Governmental Entities ("Permits") necessary for them to own, lease or otherwise hold and to operate their properties and assets and to carry on their business and operations as now conducted, except for the failure to have such Permits that, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect. There have occurred no defaults under, or violations of, any such Permit, except for such defaults and violations that, individually and in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect. Neither the Offer nor the Merger, in and of itself, would cause the revocation or cancellation of any such Permit that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

        Section 3.14.    Environmental Matters.

        Except (a) as disclosed in the Filed Company SEC Documents or (b) as have not had and could not reasonably be expected to have a Company Material Adverse Effect: (i) the operations of the Company and its Subsidiaries have been and are in compliance with all Environmental Laws (as defined below), and possess and are in compliance with all Permits required by Environmental Laws, (ii) there are no pending or, to the knowledge of the Company, threatened, actions, notices of violation or investigations under or pursuant to Environmental Laws against the Company or its Subsidiaries or involving any real property currently or formerly owned, operated or leased by the Company or its Subsidiaries, or for which the Company or any of its Subsidiaries has assumed responsibility for environmental claims, (iii) the Company and its Subsidiaries are not subject to any Environmental Liabilities (as defined below), and, to the knowledge of the Company, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or formerly owned, operated or leased by the Company or its Subsidiaries, or for which the Company or any of its Subsidiaries has assumed responsibility for environmental claims, or operations thereon would reasonably be expected to result in Environmental Liabilities, (iv) all real property owned and to the knowledge of the Company all real property operated or leased by the Company or its Subsidiaries is free of contamination from Hazardous Material (as defined below) that would have an adverse effect on human health or the environment or require remediation under Environmental Laws and (v) there is not now, nor, to the knowledge of the Company, has there been in the past, on, in or under any real property owned, leased or operated by the Company or any of its predecessors any (A) underground storage tanks regulated pursuant to 40 C.F.R. Part 280 or delegated state programs (B) asbestos-containing materials or (C) polychlorinated biphenyls.

        As used in this Agreement, "Environmental Laws" means any and all federal, state, foreign, interstate, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health, safety, natural resources or the environment and includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as such law has been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, "Environmental Liabilities" with respect to any person means any and all liabilities or relating to such person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date. As used in this Agreement, "Hazardous Materials" means any materials, wastes, or substances defined, listed, classified or regulated as hazardous, toxic or dangerous in or under any Environmental Laws and includes petroleum, petroleum products, asbestos, urea formaldehyde, radioactive materials, radiofrequency and polychlorinated biphenyls.

        Section 3.15.    Contracts.

          (a)  Section 3.15(a) of the Company Disclosure Letter sets forth a list of all Material Contracts (as defined below), other than any entered into after the date hereof in accordance with Section 5.01 hereof. The Company has heretofore made available to Parent true, correct and complete copies of all written, and summaries of all oral, Contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which the Company or any of its Subsidiaries is a party affecting the obligations of any party thereunder) to which the Company or any of its Subsidiaries is a party or by which any of its or their properties or assets are bound that are material to the business, properties or assets of the Company and its Subsidiaries taken as a whole, including, without limitation:

              (i)  any material Contracts or agreements for product design or development, personal services, consulting, or indemnification (including, without limitation, any contracts or agreements to which the Company or any of its Subsidiaries is a party involving employees of the Company);

            (ii)  any material Contracts or agreements to sell products or to provide services to third persons (including without limitation licensing, maintenance, consulting, development, training and support agreements) and any material merchandising or distribution Contracts or agreements;

            (iii)  any material Contracts or agreements with vendors or suppliers for the acquisition or licensing of software, hardware, materials, supplies, component parts or other items or services;

            (iv)  any material Contracts or agreements granting a right of first refusal or first negotiation or containing most favored customer/nation or price redetermination provisions or change of control provisions;

            (v)  any Contracts or agreements that provide for exclusive rights or that purport to limit, curtail, or restrict the ability of the Company or any of its Subsidiaries to compete in any geographic area or line of business or with any person or to solicit any customers or employees in any material respect;

            (vi)  any partnership or joint venture agreements;

          (vii)  any Contracts or agreements for the acquisition, sale or lease of material properties or assets of the Company (by merger, purchase or sale of assets or stock or otherwise) entered into since January 1, 2000;

          (viii)  any material Contracts or agreements with any Governmental Entity, including any Contracts or agreements that require the Company or any of its subsidiaries to maintain any facility or workforce;

            (ix)  any loan or credit agreements, mortgages, indentures or other agreements or instruments evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any such agreement pursuant to which indebtedness for borrowed money may be incurred,

            (x)  any Contracts or agreements that would be required to be filed as an exhibit to a Form 10-K filed by the Company with the SEC on the date hereof that have not been filed or incorporated by reference as an exhibit to a Filed Company SEC Document;

            (xi)  any other Contract or agreement that involves total annual payments of more than $100,000 or aggregate payments over the life thereof of $500,000 or which, together with all other contracts or agreements to or with the same party or affiliated parties, involve more than such amounts; and

          (xii)  any commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 5.01 hereof, the "Material Contracts").

          (b)  Each of the Material Contracts constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and the application of general principles of equity, regardless of whether enforceability is considered in a proceeding at law or in equity), and is in full force and effect. There is no default under any Material Contract either by the Company or, to the Company's knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or, to the Company's knowledge, any other party, except for defaults that, individually or in the aggregate, have not had or reasonably could not be expected to have a Company Material Adverse Effect. No party to any such Material Contract has given notice to the Company of or made a claim against the Company with respect to any breach or default thereunder.

          (c)  Except as set forth on Section 3.15(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has, during the period from January 1, 2002 to the date hereof, lost, or been notified that it will lose or suffer diminution in its relationship with any material customer. To the knowledge of the Company, as of the date hereof no representative of any material customer has notified the Company or any of its Subsidiaries that, in the event of a change of control of the Company such as contemplated by this Agreement, the Company or any Subsidiary would lose or suffer diminution in its relationship with any such customer.

          (d)  Except as disclosed in the Filed Company SEC Documents or as set forth on Section 3.15(d) of the Company Disclosure Letter, there are no transactions or arrangements between the Company or any of its Subsidiaries and (i) any director or officer of the Company or any Subsidiary or any person affiliated or related to any such director or officer or (ii) any other person or entity controlling or under common control with the Company.

        Section 3.16.    Brokers; Fees and Expenses.

        Except as otherwise provided in Section 3.16 of the Company Disclosure Letter, no broker, investment banker, financial advisor or other person, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Offer, the Merger and the other

Transactions based upon arrangements made by or on behalf of the Company the fees and expenses of which, if any, will be paid by the Company.

        Section 3.17.    Opinion of Financial Advisor.

        The Company has received the opinion of Brueggeman and Johnson, P.C., dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by the holders of Company Common Stock is fair to the holders of Company Common Stock from a financial point of view.

        Section 3.18.    Potential Conflicts of Interest.

        Except as disclosed in the Filed Company SEC Documents or set forth in Section 3.18 of the Company Disclosure Letter, there have been no transactions, agreements, arrangements or understandings between the Company, on the one hand, and its affiliates, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

        Section 3.19.    Intellectual Property.

          (a)  The Company and its Subsidiaries own all right, title and interest in, to and under, free and clear of any Lien or any other restriction or encumbrance, or have a valid license to, and have the valid and enforceable right to use and fully and completely assign, transfer and convey: all U.S. and foreign patents, inventions (patentable or unpatentable), know-how, trade secrets, and all other tangible or intangible confidential or proprietary technical and business information, copyrights (registered or unregistered), computer software and programs of any kind or nature (including, but not limited to, any and all object code, source code, firmware, program and/or programming tools), trademarks (registered or unregistered), service marks (registered or unregistered), trade names, trade dress, and all patent applications, trademark and/or service mark applications and/or registrations, and copyright applications for any of the foregoing, as well as any and all goodwill symbolized by and/or associated with any of the foregoing (collectively, "Intellectual Property"), currently used or planned to be used in products currently under development and material to carry on the business and/or planned business of the Company and/or its Subsidiaries, as well as all rights to any and all income, royalties, revenues, damages, payments previously, now or hereafter due and/or payable under or with respect to any of the foregoing Intellectual Property including, without limitation, the right to all past, present and future causes of action for violating any rights relating to any of the Intellectual Property including, but not limited to, infringement, unfair competition, misappropriation and/or dilution (all rights included in this Section 3.19(a) collectively "Employed Intellectual Property").

          (b)  Except as set forth in Section 3.19 of the Company Disclosure Letter, the activities, products and services of the Company and its Subsidiaries have not and do not infringe upon, misappropriate, dilute, and/or otherwise violate, or constitute the unauthorized use of, the Intellectual Property of any third party. There are no allegations, threats, claims or lawsuits pending, or for which notice has been provided: (i) alleging that the Company's or any of its Subsidiaries' activities, products or services infringe upon, misappropriate, dilute, and/or otherwise violate, or constitute the unauthorized use of, any other person's Intellectual Property; or (ii) challenging the Company's or any of its Subsidiaries' ownership of, right to use, right to assign or license, the validity or enforceability of, or any license or other agreement relating to, any Employed Intellectual Property. To the knowledge of the Company and its Subsidiaries, except as set forth on Section 3.19(b) of the Company Disclosure Letter, there is no basis to conclude that any third party has, is, and/or is planning to, infringe upon, misappropriate, dilute, and/or otherwise violate, any of the Employed Intellectual Property owned by the Company and/or its Subsidiaries.

          (c)  The consummation of the Merger and the other Transactions will not result in the loss, dilution, and/or diminution, of any rights of the Company and its Subsidiaries to any of the Employed Intellectual Property nor impose any additional burdens (whether financial or otherwise) on the use thereof.

          (d)  The Company and its Subsidiaries have a standard practice of obtaining and have obtained from each employee and independent contractor a written agreement under which each such person is obligated to disclose, transfer and fully assign to the Company, without the receipt by such person of any additional value therefor (other than such person's contract, employment, normal salary and benefits), any inventions, developments and discoveries, and/or Intellectual Property, which during the period of employment or engagement with or by the Company or its Subsidiaries he or she makes or conceives of either solely or jointly with others, that relate to any subject matter with which his or her work for the Company or its Subsidiaries may be concerned, or relate to or are connected with the present or anticipated business, products, services or projects of the Company or its Subsidiaries, or involve the use of the Company's or its Subsidiaries' time, materials or facilities. The Company and its Subsidiaries have a standard practice of obtaining legally binding written agreements from employees, independent contractors and third persons with whom the Company and its Subsidiaries have shared confidential and/or proprietary information: (i) of the Company or its Subsidiaries, or (ii) received from others which the Company or its Subsidiaries are obligated to treat as confidential, which agreements require such employees and third parties to keep such information confidential. To the knowledge of the Company, none of the employees of the Company or its Subsidiaries are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or its Subsidiaries or that would conflict with the business of the Company or its Subsidiaries. Other than third party rights licensed to the Company, no entity other than the Company or one of its Subsidiaries possesses any current, future, or contingent rights to any of the Employed Intellectual Property. The Company and its Subsidiaries have a standard practice of obtaining and to the Company's knowledge have obtained from all persons who are not employees and who have created any portion of, or otherwise had any rights in or to, the Employed Intellectual Property that is owned by the Company or its Subsidiaries, valid and enforceable written assignments of any and all such intellectual property or other rights to the Company. Except as set forth in Section 3.19(d) of the Company Disclosure Letter, the Company has not granted any material licenses or other material rights, of any kind or nature, in or to any of the Employed Intellectual Property that is owned by the Company or its Subsidiaries to any third party. The Company has not taken any action to jeopardize its trade secrets in any of its software products. With respect to any Intellectual Property licensed to the Company or its Subsidiaries and material to the operation of the Company's business, (x) the Company is not in breach of any agreement related thereto, (y) no license is subject to expiration or termination as long as all required payments are made and as long as the Company obeys the scope of the license and confidentiality provisions expressed therein.

        Section 3.20.    Software.

          (a)  "Owned Software" shall mean all computer programs and/or software programs (including, but not limited to, all source code, object code, firmware, programming tools and/or documentation) owned by the Company or any Subsidiary of the Company including, without limitation, any computer programs in the planning, development, testing and/or acceptance phase. "Licensed Software" shall mean all material computer programs (including, but not limited to, all source code, object code, firmware, and/or documentation) licensed to the Company or any Subsidiary of the Company by any third party (other than any off-the-shelf computer program that is so licensed under a shrink wrap license). The Licensed Software and the Owned Software are collectively referred to herein as the "Software".

          (b)  The Company, directly or through its Subsidiaries, owns all right, title and interest, and has good, marketable and exclusive title in, to and under, and the valid power and right to sell, license, lease, transfer, assign, convey, use and otherwise exploit, all of the Owned Software and all copyrights therefor, free and clear of all Liens. The Company, directly or through its Subsidiaries, is in actual possession of or has necessary control over: (i) the source code and object code for each computer program included in the Owned Software; and (ii) the object code and, to the extent required for the use of the Software as currently used in the Company's business or as offered to the Company's customers or potential customers, the source code, for each computer program included in the Licensed Software. The Company, directly or through its Subsidiaries, is in possession of or has necessary control over all documentation (including, without limitation, all related engineering specifications, program flow charts, installation and user manuals) and know-how required for the use and revision of the Software as currently used, or which is being designed and/or developed, in the Company's business or as offered to the Company's customers or potential customers. The Software constitutes all of the computer programs necessary to conduct the Company's and its Subsidiaries' business as now conducted and currently planned to be conducted in the future. Other than pursuant to agreements entered into in the ordinary course of business, no person other than the Company and its Subsidiaries has any material right or interest of any kind or nature in or with respect to the Owned Software or any portion thereof or any rights to sell, license, lease, transfer, use or otherwise exploit the Owned Software or any portion thereof. The Company and its Subsidiaries have made use of all copies of the Licensed Software in their possession as permitted by the respective license agreements in all material respects.

          (c)  Since the Company and its Subsidiaries have owned the Owned Software, the Company and its Subsidiaries have disclosed source code to the Owned Software only pursuant to written confidentiality terms that reasonably protect the Company's rights in such Owned Software. To the knowledge of the Company, except as disclosed in accordance with such confidentiality agreements or valid source code escrow agreements, no person (other than Company and its Subsidiaries) is in possession of any source code for any computer program included in the Owned Software or has any rights to the same.

          (d)  Neither the Company nor any Subsidiary of the Company is obligated to support or maintain any of the Software except pursuant to agreements terminable by the Company on a periodic basis and that provide for periodic payments to the Company for such services.

          (e)  The Owned Software and all software products of the Company and its Subsidiaries function in accordance with their documentation in all material respects. Neither the Company nor any Subsidiary of the Company is in breach of any license to the Owned Software.

          (f)    None of the Owned Software or any software products of the Company or its Subsidiaries contain any time bomb, trojan horse, back door, drop dead device, or any other code that would interfere with the normal operation of the same, would allow circumvention of security controls for the same, or that is intended to cause damage to hardware, software or data (except as disclosed in the documentation for the same.

          (g)  The Licensed Software is Year 2000 Compliant and does not use windowing or any other Year 2000 remediation technique that is subject to expiration within 10 years of the date of this Agreement. For purposes of this Agreement, "Year 2000 Compliant" means that neither performance nor functionality will be adversely affected by dates prior to, during or after the year 2000 and that the year 2000 will be recognized as a leap year.

        Section 3.21.    Title to Properties.

        Except as set forth in Section 3.21 of the Company Disclosure Letter, each of the Company and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its properties and assets, free and clear of all Liens, except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has complied in all material respects with the terms of all leases to which it is in occupancy, and all such leases are in full force and effect.

        Section 3.22.    Insurance.

        The Company maintains with third parties policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and retained amounts, and against such risks and losses, as are reasonable for the conduct of the business as conducted on the date hereof and for the assets of the Company and its Subsidiaries.

        Section 3.23.    Customers.

        Section 3.23 of the Company Disclosure Letter sets forth a list of the ten customers that accounted for the largest dollar volume of sales during the last fiscal year (the "Material Customers"). No Material Customer has canceled or otherwise terminated, or threatened in writing to cancel or terminate, its relationship with the Company during the six months immediately preceding the date hereof or has during such period materially decreased, or threatened to materially decrease or materially limit, its use of services or sales from the Company.

        Section 3.24.    Disclosure.

        Except as would not reasonably be likely to have a Company Material Adverse Effect, no representation or warranty of the Company in this Agreement and no statement in the Company Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact known to the Company that has specific application to the Company or any of its Subsidiaries (other than general economic or industry conditions) and that is reasonably likely to have a Company Material Adverse Effect or, as far as the Company can reasonably foresee, materially threatens, the assets, business, financial condition, or results of operations of the Company that has not been set forth in this Agreement or the Company Disclosure Letter.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

        Parent and Sub, jointly and severally, represent and warrant to the Company as follows:

        Section 4.01.    Organization, Standing and Power.

        Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

        Section 4.02.    Sub.

        Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Sub is a wholly owned subsidiary of Parent.

        Section 4.03.    Authority; Execution and Delivery; Enforceability.

        Each of Parent and Sub has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the Transactions. The execution, delivery and performance by each of Parent and Sub of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate and stockholder action on the part of Parent and Sub. Parent, as sole stockholder of Sub, has adopted this Agreement. Each of Parent and Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms, except as that enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditor's rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity). Subject to the applicability of RCW 23B.11.040 of the Washington Law, the affirmative vote of the holders of a majority of the outstanding shares of common stock of Sub is the only vote of Sub's capital stock required to approve this Agreement.

        Section 4.04.    No Conflicts; Consents.

          (a)  The execution, delivery and performance by each of Parent and Sub of this Agreement do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, any provision of (i) the charter or organizational documents of Parent or any of its subsidiaries, (ii) any Contract to which Parent or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or any of its subsidiaries or their respective properties or assets, subject in the case of clauses (ii) and (iii) above, for such matters as, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on (a) the ability of Parent or Sub to perform its obligations under this Agreement or (b) the ability of Parent or Sub to consummate the Offer, the Merger and the other Transactions (any of the foregoing, a "Parent Material Adverse Effect").

          (b)  No Consent of, or registration, declaration or filing with, or notice to, or Permit from any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) the filing with the SEC of (A) the Offer Documents and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other Transactions, (ii) the filing of the Articles of Merger with the Secretary of State of the State of Washington, (iii) such filings as may be required in connection with the Taxes described in Section 6.09, (iv) filings under state securities Laws, (v) such filings and approvals as may be required by any foreign premerger notification, securities, corporate or other law and (vi) such other items as, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

        Section 4.05.    Information Supplied.

        Subject to the Company's fulfillment of its obligations hereunder with respect thereto, the Offer Documents will contain (or will be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable Law and will conform in all material respects with the requirements of the Exchange Act and any other applicable Law; and the Offer Documents will not, at the respective times they are filed with the SEC or published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is hereby made by Parent or Sub with respect to any information supplied by the Company in writing for inclusion in, or with respect to the Company information derived from the Company's public SEC filings which is included or incorporated by reference in, the Offer Documents. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in, or which may be deemed to be incorporated by reference in, the Schedule 14D-9 or the Proxy Statement will, at the respective times the Schedule 14D-9 and the Proxy Statement are filed with the SEC or published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. If any time prior to the Effective Time any event with respect to Parent or Sub, or with respect to any information supplied by Parent or Sub for inclusion in the Schedule 14D-9 or the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, such document, Parent or Sub shall so describe the event to the Company.

        Section 4.06.    Brokers.

        No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of Parent.

        Section 4.07.    Financing.

        Parent and Sub will have available (through cash on hand and existing credit arrangements or otherwise) all of the funds necessary for the acquisition of all shares of Company Common Stock pursuant to the Offer and the Merger and the payment of the Option Spread Payment and Warrant Spread Payment, as and when needed, and to perform their respective obligations under this Agreement.

        Section 4.08.    Litigation.

        As of the date hereof, there is no suit, action, proceeding or investigation pending against, or to the knowledge of Parent threatened against or affecting, Parent or any of its subsidiaries before any Governmental Entity that questions the validity of this Agreement or any action to be taken by Parent or Sub in connection with the consummation of the Transactions or would otherwise prevent or delay the consummation of the Transactions.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

        Section 5.01.    Conduct of Business.

          (a)    Conduct of Business by the Company.    Except as expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, each of the Company and its Subsidiaries shall conduct its business in the usual, regular and ordinary course of business and in substantially the same manner as previously conducted and use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Each of the Company and its Subsidiaries shall maintain its assets and all parts thereof in as good working order and condition as at present, ordinary wear and tear excepted, consistent with past practice, and shall maintain in full force and effect current insurance policies or other comparable insurance coverage with respect to the assets and potential liabilities thereof. In addition, and without limiting the generality of the foregoing, except for conduct otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not and it shall not permit any of its Subsidiaries to do any of the following without the prior written consent of Parent:

              (i)  (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

            (ii)  issue, deliver, sell, grant, pledge, transfer or otherwise encumber or dispose of or subject to any Lien (A) any shares of its capital stock, (B) any securities convertible into or exchangeable for, or any options, warrants, commitments or rights of any kind to acquire, any such shares, voting securities or convertible or exchangeable securities or (C) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Company Common Stock upon the exercise of Company Stock Options and Warrants outstanding on the date of this Agreement and in accordance with their terms as in effect on the date of this Agreement;

            (iii)  amend the Company Charter or the Company Bylaws;

            (iv)  acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or all or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, company, limited liability company, joint venture, association or other business organization or division thereof or (B) any assets that, individually or in the aggregate, are in excess of $100,000, except purchases of inventory in the ordinary course of business;

            (v)  (A) grant to any employee, officer or director of the Company or any of its Subsidiaries any increase in compensation or pay any bonus, except to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (B) grant to any employee, officer or director of the Company or any of its Subsidiaries any increase in severance, change of control or termination pay, except to the extent required under any agreement in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (C) establish, adopt, enter into or amend any collective bargaining agreement, other labor union agreement or Company Employee Benefit Plan, or (D) take any action to accelerate any rights or benefits, take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Agreement or Company Benefit Plan, or make any material determinations not in the ordinary course of business, under any collective bargaining agreement, labor union agreement or Company Employee Benefit Plan;

            (vi)  make any change in accounting methods, principles or practices affecting the reported assets, liabilities or results of operations of the Company or any of its Subsidiaries, except as required by a change in GAAP;

          (vii)  sell, lease (as lessor), license, encumber or otherwise dispose of or subject to any Lien any properties or assets that, individually or in the aggregate, are in excess of $100,000, except sales of inventory and excess or obsolete assets in the ordinary course of business;

          (viii)  (A) incur, assume or prepay any indebtedness for borrowed money in an amount greater than $100,000, or guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any indebtedness or obligation of another person or issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, or (B) make or forgive any loans, advances or capital contributions to, or investments in, any other person;

            (ix)  make or agree to make any new capital expenditure or expenditures that, individually or in the aggregate, are in excess of $100,000 in any calendar quarter;

            (x)  make or change any material Tax election or settle or compromise any material Tax liability or refund;

            (xi)  (A) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation, other than the payment, discharge, settlement or satisfaction in accordance with their terms of liabilities reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business or (B) cancel any indebtedness that is material, individually or in the aggregate, to the Company, or waive any claims or rights of substantial value;

          (xii)  adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

          (xiii)  make, enter into or renew, extend, amend, modify, or waive any provisions of any Material Contract or relinquish or waive any rights under, or agree to the termination of, any Material Contract, except in the ordinary course of business;

          (xiv)  permit any material insurance policy naming it as a beneficiary or a loss payable payee to lapse, be cancelled or expire unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration;

          (xv)  commence any material litigation or pre-pay any legal costs or expenses with respect to patent prosecution;

          (xvi)  effect any material lay-offs of employees, except in the ordinary course of business; or

        (xvii)  authorize, or commit or agree to take, any of the foregoing actions or take any action that would (y) make any representation or warranty in Article III hereof untrue or incorrect in any material respect, or (z) result in any of the conditions to the Offer set forth in Annex I hereto or any of the conditions to the Merger set forth in Article VII hereof not being satisfied.

          (b)    Advice of Changes.    The Company shall promptly advise Parent of any change or event that has had or could reasonably be expected to have a Company Material Adverse Effect.

        Section 5.02.    No Solicitation.

          (a)  The Company and its Subsidiaries and each of their respective affiliates, directors, officers, employees, agents and representatives (including without limitation any investment banker, financial advisor, attorney, accountant or other representative) (collectively, its "Representatives") shall cease immediately any discussions or negotiations with any parties that may be ongoing with respect to any Company Takeover Proposal (as defined below). From the date hereof, the Company will not and will not permit its Subsidiaries to (whether directly or indirectly through their Representatives), and the Company shall cause its and its Subsidiaries' Representatives not to, directly or indirectly, (i) knowingly solicit, initiate or encourage any inquiries relating to, or the submission of, any Company Takeover Proposal, (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal, or, in connection with any Company Takeover Proposal, furnish to any person any information or data with respect to or access to the properties of the Company, or any of its Subsidiaries, or take any other action to facilitate the making of any proposal that constitutes or may reasonably be expected to lead to any Company Takeover Proposal or (iii) enter into any agreement with respect to any Company Takeover Proposal. Notwithstanding the foregoing, the Company or the Company Board shall be permitted to furnish information with respect to the Company and its Subsidiaries and participate in discussions or negotiations regarding an unsolicited bona fide Company Takeover Proposal if, and only to the extent that, the Company Board determines in good faith that (A) such disclosure or participation is required in order to satisfy the Company Board's fiduciary duties to the Company's stockholders under applicable Law and (B) such Company Takeover Proposal could reasonably be expected to result in a Superior Company Proposal, in which case neither the Company nor its Subsidiaries will disclose any information to such person without entering into a customary confidentiality agreement containing confidentiality provisions substantially identical to those contained in the Confidentiality Agreement (as defined below); provided, however, that such confidentiality agreement shall not prohibit the presentation of a Company Takeover Proposal to Parent. The Company shall promptly (but in no case later than 24 hours after actual receipt by an officer of the Company) provide Parent with a copy of any written Company Takeover Proposal received and a written statement with respect to any non-written Company Takeover Proposal received, which statement shall include the identity of the person initiating such discussions and the material terms thereof. The Company shall keep Parent informed on a current basis of the status and terms of any such inquiries or Company Takeover Proposals and any material developments with respect to any discussions regarding any Company Takeover Proposal.

          (b)  Nothing contained in Section 5.02(a) shall prohibit the Company or the Company Board from (i) taking and disclosing to the Company's stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act (or any similar communications) in connection with the making or amendment of a tender offer or exchange offer or (ii) making any disclosure to the Company's stockholders required by applicable Law, provided that the Company Board shall not recommend that the stockholders of the Company tender their shares of Company Common Stock in connection with any such tender or exchange offer unless the Company Board shall have determined in good faith, based upon (among other things) the advice of its independent financial advisors and outside counsel, that the relevant Company Takeover Proposal constitutes a Superior Company Proposal.

          (c)  For purposes of this Agreement:

            "Company Takeover Proposal" means any inquiry, proposal or offer (other than by Parent, Sub or any of their affiliates) for (i) a merger, consolidation, share exchange, dissolution, recapitalization, liquidation or other business combination involving the Company, (ii) the acquisition by any person in any manner, directly or indirectly, of a number of shares of any class of equity securities of the Company equal to or greater than 20% of the number of such shares outstanding before such acquisition or (iii) the acquisition by any person in any manner, directly or indirectly, of assets that generate or constitute a majority of the net revenues, net income or assets of the Company and its Subsidiaries, in each case other than the Transactions.

            "Superior Company Proposal" means any bona fide Company Takeover Proposal made by a third party (other than by Parent, Sub or any of their affiliates) to acquire directly or indirectly (i) at least a majority of the equity securities or (ii) the assets of the Company that generate or constitute a majority of the net revenues, net income or assets of the Company and its Subsidiaries, which the Company Board determines in good faith (based on, among other things, the advice of its independent financial advisors and outside counsel), taking into account legal, financial, regulatory and other aspects of the proposal (including, among other things, any conditions to such proposal, the timing of the closing thereof, the risk of nonconsummation, the ability of the person making such proposal to finance the transaction contemplated thereby and any required consents, filings and approvals of any Governmental Entity or other person) and the person making such proposal, (x) would, if consummated, be more favorable, from a financial point of view, to the holders of Company Common Stock than the Transactions and (y) is reasonably likely to be consummated.

ARTICLE VI

ADDITIONAL AGREEMENTS

        Section 6.01.    Preparation of Proxy Statement; Stockholders Meeting.

          (a)  If the Company Stockholder Approval is required by applicable Law, the Company shall, as soon as practicable following the acceptance of shares of Company Common Stock pursuant to the Offer, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. No filing of, or amendment to, the Proxy Statement will be made by the Company without providing Parent the opportunity to review and comment thereon. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after filing with the SEC.

          (b)  If the Company Stockholder Approval is required by applicable Law, the Company shall, as soon as practicable following the acceptance of shares of Company Common Stock pursuant to the Offer, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of seeking the Company Stockholder Approval. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval.

          (c)  If the Company Stockholders Meeting is held, Parent shall cause all shares of Company Common Stock purchased pursuant to the Offer and all other shares of Company Common Stock owned by Parent, Sub or any other subsidiary of Parent to be voted at the Company Stockholders Meeting in favor of the adoption of this Agreement and shall, after acceptance of shares of Company Common Stock pursuant to the Offer, otherwise use its reasonable best efforts to cause the Merger to be completed as soon as practicable.

          (d)  Notwithstanding the foregoing clauses (a), (b) and (c), if Sub or any other subsidiary of Parent shall acquire at least 90% of the outstanding shares of Company Common Stock, the parties shall, as soon as possible following the acceptance of shares of Company Common Stock pursuant to the Offer, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a stockholders meeting in accordance with RCW 23B.11.040 of the Washington Law.

        Section 6.02.    Access to Information; Confidentiality.

          (a)  The Company shall, and shall cause its Subsidiaries to, afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisors and other representatives, access during reasonable business hours during the period prior to the Effective Time to (i) all of the Company's and its Subsidiaries' properties, books, contracts, commitments, personnel and records and other information and business documents, (ii) the Company's independent accountants and (iii) the premises of the Company and its Subsidiaries for the purpose of inspecting the books and records of the Company and its Subsidiaries and/or performing environmental assessments, provided that access to the premises shall be permitted only with the prior consent of the Company (which consent shall not be unreasonably withheld or delayed). During the period prior to the Effective Time, Parent will have the full cooperation of the Company in confirming the nature of the relationships between the Company and its Subsidiaries and their customers, contractors and suppliers, including whether or not such relationships are satisfactory and whether or not such relationships are expected to continue after the Merger. The Company shall have the right to have a representative present at all times of any such inspections, interviews and communications conducted by Parent or its representatives.

          (b)  Neither any investigation conducted by Parent or its representatives pursuant to this Section 6.02 nor the results thereof shall affect any representation or warranty of the Company contained in this Agreement or the ability of Parent to rely thereon. All information exchanged pursuant to this Section 6.02 shall be subject to the Mutual Confidentiality/Non-disclosure Agreement dated August 9, 2002, between the Company and Parent (the "Confidentiality Agreement").

        Section 6.03.    Reasonable Best Efforts; Notification.

          (a)  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other Transactions, including (i) determining whether any action by or in respect of or filing with any Governmental Entities is required or any actions, consents, approvals or waivers are required to be obtained from third parties in connection with the Transactions, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Nothing in this Agreement shall be deemed to require Parent to waive any rights or agree to any limitation on its operations or to dispose of any asset or collection of assets of the Company, Parent or any of their respective Subsidiaries or affiliates.

          (b)  The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (iii) any notice or other communication it receives from any person alleging that the consent of such person is or may be required in connection with the Transactions, (iv) any notice or other communication it receives from any Governmental Entity in connection with the Transactions or (v) any action, suit, claim, investigation or proceeding commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting it that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or 4.08, as applicable, or that relate to the consummation of the Transactions; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        Section 6.04.    Stock Options and Warrants.

          (a)  As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plan) shall adopt such resolutions or take such other actions as are reasonably required to cause the transactions contemplated by this section to be exempt from the provisions of Section 16(b) of the Exchange Act.

          (b)  Each Company Stock Option outstanding immediately prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, whether or not such Company Stock Option is vested and exercisable immediately prior to the consummation of the Offer, will, to the extent not exercised, be canceled pursuant to the terms of the Company Stock Plan, without any action on the part of the holder thereof due to the acceptance for payment of shares of Company Common Stock pursuant to the Offer. In accordance with the requirements of the Company Stock Plan, the Company shall promptly deliver notice to each holder of Company Stock Options of the foregoing effects of the acceptance for payment of shares of Company Common Stock pursuant to the Offer. The holder of each Company Stock Option so canceled shall thereupon become entitled to receive an amount of cash equal to the Option Spread Payment upon the earlier to occur of (i) the date that is five business days after the Effective Time and (ii) 90 days from the date of this Agreement (the "Option Payment Date"); provided, however, that holders of Company Stock Options that are not vested as of the day immediately following the consummation of the Offer and that do not vest by their terms upon a change of control, shall not be entitled to receive such amount and such Company Stock Options shall be canceled as of such date. At least ten business days prior to the Option Payment Date, the Company shall deliver to Parent a schedule setting forth, with respect to each holder of Company Stock Options who is entitled to receive cash in accordance with this Section 6.04(b), (x) the name of such holder, (y) the address for delivery of payment for such holder, and (z) the calculation of the amount of the Option Spread Payment, including the amount of the Taxes required to be withheld by the Company, to be made to such holder. Parent shall, prior to the Option Payment Date, provide or cause to be provided to the Paying Agent, on behalf of the Company, an amount equal to the aggregate of all of the Option Spread Payments to be made to holders of Company Stock Options in accordance with this Section 6.04(b). Parent shall also provide to the Company, on or prior to the Option Payment Date, all Taxes that were required by applicable Law to be withheld from the payments made to holders of Company Stock Options.

          (c)  Each Warrant (other than the Legacy Warrants) outstanding immediately prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, to the extent not exercised, will be canceled pursuant to the terms of the Warrant, without any action on the part of the holder thereof due to the acceptance for payment of shares of Company Common Stock pursuant to the Offer. The holder of each Warrant so canceled shall become entitled to receive an amount of cash in respect of such Warrant equal to the Warrant Spread Payment.

          (d)  Each Legacy Warrant outstanding immediately prior to the Effective Time, to the extent not exercised, will, by virtue of the Merger and without any action on the part of the holder thereof, be treated as described in Section 2.01(d)(ii).

          (e)  As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plan) shall cause (i) the Company Stock Plan to terminate as of the Effective Time and (ii) the provisions in any other Company Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company to be deleted as of the Effective Time. The Company shall ensure that following the Effective Time no holder of a Company Stock Option or any participant in the Company Stock Plan or other Company Benefit Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

        Section 6.05    Employee Stock Purchase Plan.

        The Company agrees to take all necessary actions to set a new Purchase Date (as defined in the ESPP) that is at least five (5) business days prior to the expiration of the Offer and to terminate the ESPP immediately following such Purchase Date.

        Section 6.06.    Indemnification.

          (a)  After the Effective Time, the Surviving Corporation and Parent will (without duplication) indemnify each person who is now, or has been at any time prior to the date hereof, a director, officer or employee of the Company or any of its Subsidiaries (individually, an "Indemnified Party" and, collectively, the "Indemnified Parties"), to the fullest extent permitted by law, with respect to any liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise with the approval of the Surviving Corporation (which approval shall not be unreasonably withheld or delayed), cost or expense (including reasonable fees and expenses of legal counsel) incurred in connection with any threatened or actual action, claim, suit or proceeding based on, or arising out of, the fact that such person is or was a director, officer or employee of the Company ("Indemnified Liabilities"), in each case, to the full extent that the Surviving Corporation or Parent is permitted under applicable Law to so indemnify. Any Indemnified Party desiring to claim indemnification under this Section 6.06(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation, and send a copy of such notice to Parent (but the failure so to notify shall not relieve the Surviving Corporation or Parent from any liability which it may have under this Section 6.06(a) except to the extent such failure materially prejudices the Surviving Corporation), and shall deliver to the Surviving Corporation all undertakings required under applicable Law. After the Surviving Corporation's receipt of such notice with respect to any such claim, action, suit, proceeding or investigation, Parent shall have the right to assume and direct all aspects of the defense thereof, including settlement, and the Indemnified Party shall cooperate in the vigorous defense of any such matter. In no event shall the Surviving Corporation be liable for any settlement effected without its prior written consent. The rights to indemnification under this Section 6.06(a) shall continue in full force and effect for a period of four years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

          (b)  For a period of three years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect policies of directors' and officers' insurance, for the benefit of those persons who are covered by the Company's directors' and officers' liability insurance at the Effective Time, providing coverage with respect to matters occurring prior to the Effective Time that is at least equal to the coverage provided under the Company's current directors' and officers' liability insurance policies, to the extent that such liability insurance can be maintained at an annual cost to the Surviving Corporation not greater than 200 percent of the premium for the current Company directors' and officers' liability insurance (which the Company represents and warrants to be not more than $585,000); provided, however, that if such insurance cannot be so maintained at or below such cost, the Surviving Corporation shall maintain as much of such insurance as can be so maintained at a cost equal to 200 percent of the current annual premiums of the Company for such insurance. The foregoing provisions shall not in any way restrict or preclude any sale, liquidation or dissolution of any subsidiary of Parent at any time after the Effective Time. The provisions of this Section 6.06 are (i) intended to be for the benefit of, and to be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

        Section 6.07.    Fees and Expenses.

          (a)  Except as provided in this Section 6.07, all fees and expenses incurred in connection with the Merger, this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

          (b)  In the event that this Agreement is terminated by the Company pursuant to Section 8.01(c)(ii) or by Parent or Sub pursuant to Section 8.01(d)(ii), then promptly after such termination the Company shall pay Parent a fee of $350,000 (the "Termination Fee") together with all documented out-of-pocket costs and expenses of Parent and Sub, including without limitation, financing fees, fees and expenses of counsel, accountants, investment bankers and other advisors, filing fees and printing expenses up to a maximum of $450,000 (the "Parent Expenses").

          (c)  Except as provided in Section 6.07(b) above, in the event that this Agreement is terminated by the Parent or Sub pursuant to Section 8.01(d)(i), the Parent or Sub shall be entitled to recover from the Company the Parent Expenses.

          (d)  Any amount to be paid by the parties hereunder shall be paid within one business day after this Agreement is terminated by wire transfer of same day funds; provided, however, that the amount to be paid pursuant to a termination pursuant to Section 8.01(c)(ii) shall be paid simultaneously with, and be a necessary condition to, termination of this Agreement by the Company pursuant to Section 8.01(c)(ii).

          (e)  If either part fails to pay to (or reimburse) the other party any fee or expense due hereunder, such party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.

        Section 6.08.    Public Announcements.

        Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except after reasonable attempts to provide notice have been undertaken and such release or statement is required by applicable Law.

        Section 6.09.    Employee Benefits.

        For purposes of all employee benefit plans, programs and arrangements maintained by or contributed to by Parent and its Subsidiaries (including, after the Closing, the Surviving Corporation), for which the Company's and its Subsidiaries' employees are eligible for participation ("Parent Benefit Plan"), Parent shall, or shall cause its Subsidiaries to, cause each such plan, program or arrangement to treat the prior service with the Company and its affiliates of each person who is an employee or former employee of the Company or its Subsidiaries immediately prior to the Closing (a "Company Employee")

as service rendered to Parent or its Subsidiaries, as the case may be, for purposes of eligibility to participate in and vesting thereunder to the same extent such service is recognized under corresponding plans, programs or arrangements of the Company or its affiliates prior to the Closing; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit. Company Employees shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any other plan for which deductibles or co-payments are required. Parent shall also cause each Parent Benefit Plan to waive any preexisting condition that was waived under the terms of any Company Benefit Plan immediately prior to the Closing or waiting period limitation that would otherwise be applicable to a Company Employee on or after the Closing.

        Section 6.10.    Directors.

        Promptly upon the acceptance for payment of, and payment by Sub for shares of Company Common Stock pursuant to the Offer, Sub shall be entitled to designate such number of directors on the Company Board as will give Sub, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company Board equal to at least that number of directors, rounded up to the next whole number, that equals the product of (a) the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of shares of Company Common Stock so accepted for payment and paid for by Sub plus the number of shares of Company Common Stock otherwise owned by Sub or any other subsidiary of Parent bears to (ii) the number of such shares then outstanding, and the Company shall, at such time, cause Sub's designees to be so elected or appointed to the Company Board; provided, that in the event that Sub's designees are appointed or elected to the Company Board, until the Effective Time the Company Board shall have at least three directors who are directors on the date of this Agreement and who are not officers of the Company (the "Independent Directors"); and provided further that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall be entitled to designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who are not officers, stockholders or affiliates of the Company, Parent or Sub, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. After acceptance by Sub of shares of Company Common Stock pursuant to the Offer and prior to the Effective Time, any (i) amendment or termination of this Agreement by the Company, (ii) extension of time for the performance, or waiver, of the obligations or other acts of Parent or Sub or (iii) waiver of the Company's rights hereunder shall require the approval of a majority of the Independent Directors in addition to any required approval thereof by the full Company Board. Subject to applicable Law, the Company shall take all action requested by Parent necessary to effect any such election or appointment, including mailing to its stockholders the Information Statement, and the Company shall make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). In connection with the foregoing, the Company shall promptly, at the option of Sub, either increase the size of the Company Board or obtain the resignation of such number of its current directors as is necessary to enable Sub's designees to be elected or appointed to the Company Board as provided above. The Company will also use its reasonable efforts to cause Sub's designees to be proportionately represented on each committee of the Company Board (other than any committee of the Company Board established to take action under this Agreement). The provisions of this Section 6.10 are in addition to and, except as specifically contemplated by this Section 6.10, shall not limit any rights which Sub, Parent or any of their affiliates may have as a holder or beneficial owner of shares of Company Common Stock as a matter of applicable Law with respect to the election of directors or otherwise.

        Section 6.11.    Company 401(k) Plans.

        The Company shall terminate, not later than the day immediately preceding the date the Company becomes a member of Parent's controlled group of corporations as defined in Section 414(b) of the Code (the "401(k) Termination Date"), any and all 401(k) plans. The Company shall deliver to Parent evidence that Company's 401(k) plan(s) and/or program(s) have been terminated pursuant to resolutions of Company's Board of Directors (the form and substance of such resolutions shall be subject to review and approval of Parent), not later than the 401(k) Termination Date.

        Section 6.12.    Further Assurances.

        At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company and its Subsidiaries acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE VII

CONDITIONS PRECEDENT

        Section 7.01.    Conditions to Each Party's Obligation to Effect the Merger.

        The respective obligation of each party to effect the Merger is subject to the satisfaction or, if permitted by applicable Law, waiver on or prior to the Closing Date of the following conditions:

          (a)    Stockholder Approval.    If required by applicable Law, the Company shall have obtained the Company Stockholder Approval.

          (b)    No Injunctions or Restraints.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, subject to Section 6.03, the party asserting such condition shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

          (c)    Statutory Restraints.    No statute, code or regulation shall have been enacted or promulgated by any Governmental Entity that prohibits consummation of the Merger.

          (d)    Purchase of Company Common Stock.    Sub shall have previously accepted for payment and paid for shares of Company Common Stock pursuant to the Offer.

        Section 7.02.    Frustration of Closing Conditions.

        Neither the Parent, Sub nor the Company may rely on the failure of any condition set forth in this Section 7 to be satisfied if such failure was caused by such party's failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

        Section 8.01.    Termination.

        This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval:

          (a)  by mutual written consent of Parent and the Company;

          (b)  by either Parent or the Company:

              (i)  if the Offer shall have expired in accordance with the terms of this Agreement without any shares of Company Common Stock being purchased therein; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has contributed to the failure of Parent or Sub, as the case may be, to purchase the shares of Company Common Stock pursuant to the Offer on or prior to such date; or

            (ii)  if a statute, rule or executive order shall have been enacted, entered or promulgated prohibiting the Transactions contemplated hereby on the terms contemplated by this Agreement or if any Governmental Entity shall have issued an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Company Common Stock pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable (collectively, a "Restraint"); provided, that the party seeking to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall have used reasonable best efforts to prevent the entry of and to remove such Restraint;

          (c)  by the Company:

              (i)  if prior to the purchase of shares of Company Common Stock pursuant to the Offer, Parent or Sub shall have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement or if any representation or warranty of Parent or Sub shall have become untrue, which breach or failure to perform either is not capable of being cured or, if it is capable of being cured, has not been cured by the earlier of (x) 20 business days following written notice to Parent from the Company of such breach and (y) the expiration of the Offer, except, in any case, for such breaches, untruths or failures to perform which are not reasonably likely to have a Parent Material Adverse Effect;

            (ii)  if prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, (A) the Company Board determines in good faith, based upon (among other things) the advice of outside financial advisors and outside counsel to the Company, that a Company Takeover Proposal constitutes a Superior Company Proposal and that the pursuit of such Superior Company Proposal is required in order for the Company Board to fulfill its fiduciary obligations to the stockholders of the Company under applicable Law, (B) the Company, at the direction of the Company Board, notifies Parent in writing that it intends to enter into an agreement with respect to such Superior Company Proposal, which notification identifies the person making the Superior Company Proposal and attaches the most current version of such agreement (or a complete and accurate description of all material terms and conditions thereof), (C) Parent does not make, within five business days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Company Proposal, an offer that the Company Board determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of the

    Company as such Superior Company Proposal, it being understood that the Company shall not enter into any such binding agreement during such five-business day period and (D) the Company concurrently with such termination pursuant to this clause (c)(ii) pays to Parent in immediately available funds the Termination Fee and Parent Expenses (as provided in Section 6.07). The Company agrees to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving effect to such notification; or

            (iii)  if Parent, Sub or any of their affiliates shall have failed to commence the Offer on or prior to 20 days following the date of this Agreement; provided, that the Company may not terminate this Agreement pursuant to this Section 8.01(c)(iii) if the cause of such failure was the Company's failure to fulfill any of its obligations under this Agreement;

          (d)  by Parent or Sub:

              (i)  if prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, (i) there shall be a breach of any representation or warranty of the Company in this Agreement that is qualified as to materiality or Company Material Adverse Effect, (ii) there shall be a breach of any representation or warranty of the Company in this Agreement that is not so qualified other than any such breaches which, in the aggregate, have not had or could not reasonably be expected to have a Company Material Adverse Effect, or (iii) there shall be a material breach by the Company of any of its covenants or agreements contained in this Agreement, which breach, in the case of clause (i), (ii) or (iii), either is not capable of being cured or, if it is capable of being cured, has not been cured by the earlier of (x) 20 business days following written notice to Company from the Parent of such breach and (y) the expiration of the Offer; provided, however, that neither Parent nor Sub may terminate this Agreement pursuant to this Section 8.01(d)(i) if Parent or Sub is then in material breach of any representation, warranty or covenant contained in this Agreement;

            (ii)  if (A) the Company Board (or any committee thereof) withdraws or modifies its approval or recommendation of the Offer, the Merger, or this Agreement in a manner adverse to Parent, (B) the Company Board (or any committee thereof) shall have recommended to the stockholders of the Company any Company Takeover Proposal, shall have failed to recommend against acceptance of any Company Takeover Proposal by the stockholders of the Company or shall have taken no position with respect to acceptance of such Company Takeover Proposal by the stockholders of the Company, (C) the Company fails to call or hold the Company Stockholder Meeting following the receipt by the Company of a Company Takeover Proposal, (D) the Company Board (or any committee thereof) shall have resolved to do any of the foregoing, or (E) the Company enters into an agreement with respect to a Company Takeover Proposal;

            (iii)  if Parent, Sub or any of their affiliates shall have failed to commence the Offer on or prior to 20 days following the date of this Agreement; provided, that neither Parent nor Sub may terminate this Agreement pursuant to this Section 8.01(d)(iii) if the cause of such failure was Parent or Sub's failure to fulfill any of its obligations under this Agreement; or

            (iv)  if any person or group (other than Parent, Sub or their affiliates or any group of which any of them is a member) shall have acquired after the date hereof beneficial ownership or the right to acquire beneficial ownership of 20% or more of any class of equity securities of the Company, or if any group (other than any group of which any of Parent, Sub or their affiliates is a member and other than contemplated by the terms of this Agreement) is formed that beneficially owns or has the right to acquire beneficial ownership of 20% or more of any class of equity securities of the Company.

        Section 8.02. Effect of Termination.

        In the event of termination of this Agreement by either the Company or Parent or Sub as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, other than Section 6.07, this Section 8.02 and Article IX, which provisions shall survive such termination, and except that nothing in this Section 8.02 shall relieve a party from liability for fraud or liability for the willful breach by a party of any representation, warranty or covenant set forth in this Agreement and such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of any such breach.

        Section 8.03.    Amendment.

        Subject to Section 6.10, this Agreement may be amended, supplemented or modified by the parties at any time before or after receipt of the Company Stockholder Approval only by an instrument in writing signed on behalf of each of the parties; provided, however, that after receipt of the Company Stockholder Approval, there shall be made no amendment, supplement or modification that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders.

        Section 8.04.    Extension; Waiver.

        Subject to Section 6.10, at any time prior to the Effective Time, (a) the parties may extend the time for the performance of any of the obligations or other acts of the other parties, (b) each party may waive any inaccuracies in the representations and warranties of another party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, each party may waive compliance with any of the agreements or conditions of another party contained in this Agreement. Subject to Section 6.10, any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        Section 8.05.    Procedure for Termination, Amendment, Extension or Waiver.

        Subject to Section 6.10, a termination of this Agreement pursuant to Section 8.01, an amendment, modification or supplement of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

ARTICLE IX

GENERAL PROVISIONS

        Section 9.01.    Nonsurvival of Representations and Warranties.

        None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        Section 9.02.    Notices.

        All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt (or upon the next succeeding business day if received after 5 p.m. local time on a business day or if received on a Saturday, Sunday or United States holiday)

by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Parent or Sub, to:

      Kinko's, Inc.
      13155 Noel Road, Suite 1600
      Dallas, Texas 75240
      Attention: General Counsel

      with a copy to:

      Baker Botts L.L.P.
      2001 Ross Avenue, Suite 700
      Dallas, Texas 75201
      Attention: Don J. McDermett, Jr.

          (b)  if to the Company, to:

      ImageX, Inc.
      10210 NE Points Drive, Suite 200
      Kirkland, Washington 98033
      Attention: General Counsel

      with a copy to:

      Lane Powell Spears Lubersky LLP
      1420 Fifth Avenue, Suite 4100
      Seattle, Washington 98101
      Attention: Michael E. Morgan

        Section 9.03.    Definitions.

        For purposes of this Agreement:

          An "affiliate," when used with reference to any person, shall have the meaning ascribed to such term in Rule 12b-2 of the Exchange Act, as in effect on the date of this Agreement.

          A "business day" means any day other than Saturday, Sunday or any other day on which banks in the City of New York are required or permitted by applicable Law to close.

          A "Company Material Adverse Effect" means a material adverse effect on (i) the business, operations, assets, condition (financial or otherwise), or results of operations of the Company, (ii) the ability of the Company to perform its obligations under this Agreement or (iii) the ability of the Company to consummate the Offer, the Merger and the other Transactions; provided, however, that neither (x) conditions, events or circumstances generally adversely affecting the United States economy or the United States securities market, nor (y) the announcement or pendency of the offer or the transactions contemplated by this Agreement, shall be taken into account for purposes of determining whether there has been or reasonably could be expected to have a material adverse effect.

          "in the ordinary course of business," with respect to any action, means such action is:

            (a)  consistent with the past custom and practices of such person (including with respect to quantity and frequency) and is taken in the ordinary course of the normal day-to-day operations of such person;

            (b)  not required to be authorized by the Board of Directors of such person; and

            (c)  similar in nature and magnitude to actions customarily taken, without any authorization by the Board of Directors, in the ordinary course of the normal day-to-day operations of other persons that are in the same line of business as such person.

          A "person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity of any kind.

          Words and terms used in this Agreement which are defined in other Sections of this Agreement are used throughout this Agreement as therein defined.

        Section 9.04.    Interpretation.

        When a reference is made in this Agreement to a Section or an Article, such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

        Section 9.05.    Severability.

        If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

        Section 9.06.    Counterparts.

        This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        Section 9.07.    Entire Agreement; No Third-Party Beneficiaries.

        This Agreement, taken together with the Company Disclosure Letter, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for the provisions of Article II, Section 6.04 and Section 6.10, are not intended to confer upon any person other than the parties hereto any rights, remedies, obligations or liabilities.

        Section 9.08.    Governing Law.

        The validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to the conflict of laws principles thereof; except that the effectiveness of the Merger shall be governed by, and construed in accordance with, the laws of the State of Washington.

        Section 9.09.    Assignment.

        Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

KINKO'S, INC.

By:

Name:

Title:

KINKO'S WASHINGTON, INC.

By:

Name:

Title:

IMAGEX, INC.

By:

Name:

Title:

ANNEX I

Conditions of the Offer

        The capitalized terms used in this Annex I have the meanings set forth in the attached Agreement and Plan of Merger (the "Agreement"). Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for, and may postpone the acceptance for payment of and payment for, shares of Company Common Stock tendered, and, except as set forth in the Agreement, terminate the Offer as to any shares of Company Common Stock not then paid for if there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which would represent at least a majority of the Fully Diluted Shares on the date of purchase (the "Minimum Tender Condition"). The term "Fully Diluted Shares" means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to commence the Offer, accept for payment or, subject as aforesaid, to pay for any shares of Company Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer, with the consent of the Company or if, at any time on or after the date of this Agreement and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exists:

          (a)  there shall be pending any suit, action or proceeding by any Governmental Entity, or pending any suit, action or proceeding that has a reasonable likelihood of success by any other person, (i) seeking to restrain, prohibit or make illegal or materially more costly the making or consummation of the Offer or the Merger or any other Transaction, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries or affiliates, or to compel the Company, Parent or any of their respective subsidiaries or affiliates to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries or affiliates, as a result of the Offer, the Merger or any other Transaction, (iii) seeking to impose limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or (v) that otherwise could reasonably be expected to have a Company Material Adverse Effect;

          (b)  any statute, rule, regulation, legislation, interpretation, judgment, order or injunction shall be enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any consent or approval withheld with respect to, (i) Parent, the Company or any of their respective subsidiaries or affiliates or (ii) the Offer, the Merger or any other Transaction, in either case by any Governmental Entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

          (c)  (i) it shall have been publicly disclosed or Parent shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of more than 20% of the outstanding shares of the Company Common Stock has been acquired following the date of the Agreement by another person or (ii) the Company Board or any committee thereof shall have (1) withdrawn or modified

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  the approval or recommendation of the Company Board of the Offer (including by amendment of the Schedule 14D-9) in a manner adverse to Parent or Sub, (2) approved or recommended to the stockholders of the Company a Company Takeover Proposal or announced its intention to enter into an agreement with respect to a Company Takeover Proposal, (3) approved or recommended that the stockholders of the Company tender their shares of Company Common Stock into any tender offer or exchange offer that is a Company Takeover Proposal or is related thereto or (4) resolved to do any of the foregoing;

          (d)  the representations or warranties of the Company set forth in the Agreement that are qualified by materiality or Company Material Adverse Effect shall not be true and correct, or the representations and warranties of the Company set forth in the Agreement that are not so qualified shall not be true and correct in all material respects, in each case, as if such representations or warranties were made as of such time (except to the extent such representations and warranties speak as of a specific date or as of the date hereof, in which case such representations and warranties shall not be so true and correct or true and correct in all material respects, as the case may be, as of such specific date or as of the date hereof, respectively);

          (e)  there shall have occurred any changes, conditions, events or developments that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect;

          (f)    the Company shall have breached in any material respect any material agreement or covenant of the Company under this Agreement;

          (g)  there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or on the Nasdaq National Market, (ii) a decline of at least 25% in either the Dow Jones Average of Industrial Stocks or the Standard & Poors 500 Index from the date of this Agreement, or (iii) the declaration of a banking moratorium or any limitation or suspension of payments in respect of the extension of credit by banks or other lending institutions in the United States; or

          (h)  this Agreement shall have been terminated in accordance with its terms;

in each case which, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or any of its affiliates), makes it inadvisable, in the sole and absolute discretion of Parent, to proceed with such acceptance for payment or payment.

        The foregoing conditions are for the sole benefit of Sub and Parent and may be asserted by Sub or Parent regardless of the circumstances giving rise to such condition or may be waived by Sub and Parent in whole or in part at any time and from time to time in their sole discretion; provided, however, that the Minimum Tender Condition may not be waived. The failure by Parent, Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by Parent with respect to the foregoing conditions shall be final and binding on the parties.

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TABLE OF CONTENTS
INDEX OF DEFINED TERMS
ARTICLE I THE OFFER AND THE MERGER
ARTICLE II EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS
ARTICLE VI ADDITIONAL AGREEMENTS
ARTICLE VII CONDITIONS PRECEDENT
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER
ARTICLE IX GENERAL PROVISIONS
ANNEX I Conditions of the Offer